Vertex Energy, Inc. POS AM

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement (No. 333-205871) on Form S-1 of Vertex Energy, Inc., of our report dated April 4, 2016, relating to the consolidated financial statements, of Vertex Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Vertex Energy, Inc.’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Vertex Energy, Inc. for the year ended December 31, 2015.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Houston, Texas

July 21, 2016